Exhibit 99.1

FTS INTERNATIONAL ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2017 FINANCIAL AND OPERATIONAL RESULTS

March 1, 2018

FORT WORTH, TEXAS—(BUSINESS WIRE) — FTS International, Inc. (“FTSI” or the “Company”) today reported fourth quarter and full-year 2017 financial and operational results.

Recent Highlights

•                  Revenue of $458.7 million and net income of $92.9 million for the fourth quarter of 2017, up from revenue of $449.0 million and net income of $83.6 million for the third quarter

•                  Adjusted EBITDA of $138.5 million in the fourth quarter of 2017, up from $127.4 million for the third quarter

•                  Revenue of $1,466.1 million and net income of $200.7 million for the full-year ended December 31, 2017, up from revenue of $532.2 million and net loss of $188.5 million for the full-year ended December 31, 2016

•                  Adjusted EBITDA of $372.7 million for the full-year ended December 31, 2017, up from adjusted EBITDA of $(50.8) million for the full-year ended December 31, 2016

•                  Completed an initial public offering on February 6, 2018 with net proceeds after estimated expenses to FTSI (including net proceeds from exercise of over-allotment option) of approximately $303 million that was used to repay debt

•                  Entered into a $250 million asset-based revolving credit facility

Year in Review from Michael Doss, CEO

“2017 was a breakout year for FTSI and we are extremely proud of what our team was able to accomplish. We increased our active fleet base by over 55% in 2017, all while maintaining our outstanding safety record and achieving the highest efficiency for our customers.

Despite some weather-related disruptions in the first quarter of 2018, market conditions and ongoing discussions with our customers lead us to believe that 2018 will be another year of strong pressure pumping demand.”

Operational Highlights

Our average active fleets during the fourth quarter was 26.2, up 1.4 from the third quarter. We ended 2017 with 27 active fleets and five inactive fleets. We estimate the cost to reactivate our five inactive fleets will be approximately $6.9 million per fleet, including capital expenditures, repairs charged as operating expense, labor costs, and other operating expenses. Subsequent to December 31, 2017, we activated our 28th fleet and are in the process of activating additional fleets as customer demand dictates. We expect to deploy the remaining inactive fleets in 2018.

We completed 8,248 stages during the fourth quarter, or 314.8 stages per active fleet.

During the fourth quarter of 2017, we purchased components that can be used to build two additional fleets, which we expect to complete in 2018. Once completed, our total available fleet size will increase from 32 fleets to 34 fleets, representing a total of 1.7 million hydraulic horsepower. We expect the total cost of these two additional fleets to be approximately $50 million.

Liquidity and Capital Resources

Capital expenditures totaled $30.6 million for the fourth quarter and $64.0 million for the full year 2017. During the fourth quarter, we paid approximately $10 million of the estimated $50 million related to the construction of two new fleets. Capital expenditures related to the reactivation of idle equipment totaled approximately $5 million in the fourth quarter.

On February 6, 2018, we completed an initial public offering of 22.4 million shares of common stock, including 4.3 million shares offered by a selling stockholder, at a price of $18.00 per share. The Company received approximately $303 million in net proceeds after underwriting discounts and commissions and estimated offering expenses. The proceeds of this offering allowed us to redeem the entire balance of our Floating Rate Notes due 2020.

In addition, we utilized cash on hand and cash generated by the business to reduce the balance of our Term Loan due 2021 by $50 million in February 2018.

The principal amount of debt outstanding as of December 31, 2017 was $1,130.0 million. As a result of the initial public offering and cash generated by the business, we have reduced our indebtedness by $345 million as of the date of this release since year-end 2017 and by over $420 million since year-end 2016. We estimate our annualized cash interest has been reduced by approximately $35 million as a result of these debt reductions.

In conjunction with the reduction of debt, we also entered into a $250 million asset-based revolving credit facility executed on February 22, 2018.

FTS International’s CFO, Lance Turner, commented: “We are pleased to announce the first step toward establishing a long-term, sustainable capital structure for FTSI. The new ABL facility, along with the de-leveraging, provides us with greater financial flexibility to continue to execute our strategy into the future.”

Conference Call

The Company will host a conference call to discuss the financial results at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) on Friday, March 2, 2018. Presenting the Company’s results will be Michael Doss, Chief Executive Officer, Buddy Peterson, Chief Operating Officer and Lance Turner, Chief Financial Officer.

Individuals wishing to participate in the conference call should dial (800) 920-4316 or (212) 231-2907 for international callers. For interested individuals unable to join by telephone, a replay will be available shortly after the call and can be accessed by dialing (800) 633-8284, or for international callers (402) 977-

9140, and entering the passcode 21883903. Interested parties are encouraged to dial-in 10-15 minutes prior to the start of the conference call. The replay will be available for 3 weeks.

About FTS International, Inc.

FTS International, Inc. is one of the largest providers of hydraulic fracturing services in North America. Our services enhance hydrocarbon flow from oil and natural gas wells drilled by exploration and production companies in shale and other unconventional resource formations.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure that we define as earnings before interest; income taxes; and depreciation and amortization, as well as, the following items, if applicable: gain or loss on disposal of assets; debt extinguishment gains or losses; inventory write-downs, asset and goodwill impairments; gain on insurance recoveries; acquisition earn-out adjustments; stock-based compensation; and acquisition or disposition transaction costs. The most comparable financial measure to Adjusted EBITDA under GAAP is net income or loss. Adjusted EBITDA is used by management to evaluate the operating performance of our business for comparable periods and it is a metric used for management incentive compensation. Adjusted EBITDA should not be used by investors or others as the sole basis for formulating investment decisions, as it excludes a number of important items. We believe Adjusted EBITDA is an important indicator of operating performance because it excludes the effects of our capital structure and certain non-cash items from our operating results. Adjusted EBITDA is also commonly used by investors in the oilfield services industry to measure a company’s operating performance, although our definition of Adjusted EBITDA may differ from other industry peer companies.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding 2018 pressure pumping demand, the deployment of remaining inactive fleets and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on FTSI’s current expectations and assumptions regarding capital market conditions, FTSI’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, FTSI’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, and FTSI’s competitive environment. Any forward-looking statement made in this press release speaks only as of the date on which it is made. FTSI undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in FTSI’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Consolidated Statements of Operations

	Year Ended December 31,		Three Months Ended
(In millions)	2017	2016	December 31, 2017	September 30, 2017

Revenue
Revenue	$1,352.7	$529.5	$446.6	$409.8
Revenue from related parties	113.4	2.7	12.1	39.2
Total revenue	1,466.1	532.2	458.7	449.0

Operating expenses
Costs of revenue	1,009.8	510.5	299.9	298.8
Selling, general and administrative	81.0	64.4	19.0	21.7
Depreciation and amortization	86.6	112.6	21.4	22.1
Impairments and other charges	1.8	12.3	0.4	0.1
(Gain) loss on disposal of assets, net	(1.4)	1.0	0.2	(0.8)
Gain on insurance recoveries	(2.9)	(15.1)	—	—
Total operating expenses	1,174.9	685.7	340.9	341.9

Operating income (loss)	291.2	(153.5)	117.8	107.1

Interest expense, net	(86.7)	(87.5)	(21.9)	(22.1)
(Loss) gain on extinguishment of debt, net	(1.4)	53.7	(1.4)	—
Equity in net loss of joint venture affiliate	(0.8)	(2.8)	(0.9)	(1.0)

Income (loss) before income taxes	202.3	(190.1)	93.6	84.0
Income tax expense (benefit)	1.6	(1.6)	0.7	0.4

Net income (loss)	$200.7	$(188.5)	$92.9	$83.6

Consolidated Balance Sheets

	December 31,
(In millions)	2017	2016

ASSETS
Current assets
Cash	$208.1	$160.3
Accounts receivable, net	231.1	76.5
Accounts receivable from related parties	3.0	0.1
Inventories	44.5	24.8
Prepaid expenses and other current assets	19.9	17.7
Total current assets	506.6	279.4

Property, plant, and equipment, net	270.9	284.3
Intangible assets, net	29.5	29.5
Investment in joint venture affiliate	21.0	21.6
Other assets	3.0	2.0
Total assets	$831.0	$616.8

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable	$138.3	$60.8
Accrued expenses and other current liabilities	44.4	34.8
Total current liabilities	182.7	95.6

Long-term debt	1,116.4	1,188.7
Other liabilities	0.4	1.7
Total liabilities	1,299.5	1,286.0

Series A convertible preferred stock (a)	349.8	349.8

Stockholders’ deficit
Common stock	35.9	35.9
Additional paid-in capital	3,712.1	3,712.1
Accumulated deficit	(4,566.3)	(4,767.0)
Total stockholders’ deficit	(818.3)	(1,019.0)
Total liabilities and stockholders’ deficit	$831.0	$616.8

(a)         Converted to common stock directly prior to our initial public offering. See our SEC filings located on our website (www.FTSI.com) or the SEC EDGAR database (www.SEC.gov) for details on this conversion

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended December 31,		Three Months Ended
(In millions)	2017	2016	December 31, 2017	September 30, 2017
Net income (loss)	$200.7	$(188.5)	$92.9	$83.6
Interest expense, net	86.7	87.5	21.9	22.1
Income tax expense (benefit)	1.6	(1.6)	0.7	0.4
Depreciation and amortization	86.6	112.6	21.4	22.1
(Gain) loss on disposal of assets, net	(1.4)	1.0	0.2	(0.8)
Loss (gain) on extinguishment of debt, net	1.4	(53.7)	1.4	—
Impairment of assets and goodwill	—	7.0	—	—
Gain on insurance recoveries	(2.9)	(15.1)	—	—
Adjusted EBITDA	$372.7	$(50.8)	$138.5	$127.4